EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

I hereby consent to the references to Haas and Cobb Petroleum Consultants, LLC in this Annual Report on Form 10-K for EON Resources Inc. and to the use of information from, and the inclusion of, the report dated August 22, 2025 with respect to the estimates of proved reserves, future production and income as of December 31, 2024, attributable to the interest of EON Resources Inc. and its subsidiary, LH Operating, LLC, in certain oil and gas properties in this Annual Report on Form 10-K.

I hereby also consent to the to the incorporation by reference in the Registration Statements of EON Resources Inc. on Form S-8 (Nos. 333-287158 and 333-292251) of the report dated August 22, 2025 with respect to the estimates of proved reserves, future production and income as of December 31, 2024, attributable to the interest of EON Resources Inc. and its subsidiary, LH Operating, LLC, in certain oil and gas properties therein.

/s/ Thad Toups
Thad Toups
President, Haas and Cobb Petroleum Consultants, LLC
Texas Registered Firm # F-26129 April 24, 2026